EXHIBIT 99.1

Kim Rush named next president of NW Natural Gas Company

Highly respected, longtime executive has served in multiple leadership roles during her 26 years with the company

January 9, 2025

PORTLAND, Ore. -- (Business Wire) -- The Board of Directors of Northwest Natural Gas Company (NW Natural) has named longtime company executive Kim Rush to serve as president, effective April 1, 2025. NW Natural, the largest subsidiary of Northwest Natural Holding Company (NW Natural Holdings) (NYSE: NWN), is a 166-year-old, Portland-headquartered utility.

Rush will assume full strategic, financial and operational responsibilities for NW Natural. The appointment coincides with Justin B. Palfreyman’s expected appointment to the role of CEO of NW Natural Holdings and NW Natural, replacing the retiring David H. Anderson.

Rush’s career at NW Natural began in 1998 and includes numerous leadership roles covering communications, marketing and operations, leading to her being named senior vice president and chief operating officer of NW Natural in 2023. Rush has also served as chief marketing officer and chief corporate communications officer at NW Natural.

“Kim plays an integral role in how we operate every day and in how we show up outside our organization, including to customers and stakeholders. She has extensive knowledge of our gas utility and the critical role it plays in our regional energy system. She is highly respected by our industry peers and colleagues and is a strong leader within our senior executive team,” said Justin B. Palfreyman, president of NW Natural Holdings. “Kim exemplifies our core values and is deeply committed to our mission and our most important work: safely and reliably delivering natural gas to our customers. Her unique skills and expertise will help ensure NW Natural’s continued success.”

“I am so proud to have spent most of my career at NW Natural, where our team has a deep commitment to the communities we live in and where our core values really mean something,” said Rush. "I’m particularly excited to lead the utility at a time when the work we do is more important than ever to reliably serve our customers and support the regional energy system.”

Prior to joining NW Natural, Rush held management and senior communications positions at Alltel Corporation and Bank of America Corporation in Chicago, Illinois. Rush currently serves on the board of the Northwest Gas Association and is a member of the Operations and Sustainable Growth committees of the American Gas Association. Prior board experience includes ONE Future, the Western Energy Institute, Greater Portland, Inc., LifeWorks Northwest, Natural Gas Vehicles for America and Utilization Technology Development, affiliated with the Gas Technology Institute.

Rush received her Bachelor of Arts in Communications at the University of Iowa, and a Master of Science in Communications at Northwestern University in Illinois.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 166 years. It owns Northwest Natural Gas Company (NW Natural), SiEnergy Operating, LLC (SiEnergy), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

NW Natural Holdings provides critical energy and delivers essential water and wastewater services to nearly one million customers across six states. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for three years running as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest Community and Sustainability Report.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through more than 800,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

SiEnergy is one of the fastest growing natural gas distribution utilities in the nation, serving approximately 70,000 customers in the greater metropolitan areas of Houston, Dallas, and Austin, Texas.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas, Arizona, and California. Today NW Natural Water serves over 189,000 people through approximately 76,100 meters. Learn more about our water business.

NW Natural Renewables is committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more about our renewable business.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com